Exhibit 14(b)





                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Comparison of the Funds - Financial Highlights," "Experts," and in Exhibit I - Agreement and Plan of Reorganization under the caption "Representations and Warranties of Mercury Funds II, on behalf of itself and Mercury Low Duration" and to the incorporation by reference of our reports dated August 20, 2002 with respect to Mercury Low Duration Fund and Low Duration Master Portfolio, in this Registration Statement (Form N-14 No. 811-10053) including the Joint Proxy Statement and Prospectus of Merrill Lynch Low Duration Fund and Mercury Low Duration Fund filed with the Securities and Exchange Commission.

                                                      /s/Ernst & Young LLP


MetroPark, New Jersey
January 9, 2003